Exhibit (d)(3)
FIRST AMENDMENT TO
MUTUAL CONFIDENTIALITY AGREEMENT
This First Amendment (this “Amendment”) to the Mutual Confidentiality Agreement, dated January 23, 2026 (the “Agreement”) entered into on the date of the last signature hereto (the “Amendment Effective Date”) between KalVista Pharmaceuticals, Inc., a Delaware corporation (“KalVista”) and Chiesi Farmaceutici S.p.A., an Italian società per azioni (“Chiesi” together with KalVista, the “Parties”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.
The Parties hereby agree as follows:
1. Amendments to the Agreement.
(a) The Agreement is hereby amended to add a new Section 12, which shall read in its entirety as follows:
12. Standstill. Chiesi agrees that, for a period of 12 months from the date of the Amendment Effective Date (the “Standstill Period”), neither Chiesi nor any of its Representatives acting on its behalf shall, unless specifically invited in writing by KalVista’s board of directors or as permitted under Section 12.4, directly or indirectly, in any manner:
12.1. acquire, offer or propose (except as permitted under Section 12.4) to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, (i) any economic interest in, or any direct or indirect right to direct the voting or disposition of, any securities of KalVista, whether or not any of the foregoing would give rise to beneficial ownership (as such term is used in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (ii) any other direct or indirect interest in any securities of KalVista or any direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any securities of KalVista, (iii) any contracts or rights in any way related to the acquisition or price of securities or interests of KalVista (whether beneficially, constructively or synthetically through any derivative or trading position or otherwise) (each of clauses (ii) and (iii), “Derivative Securities”) or (iv) any assets, indebtedness or properties of KalVista;
12.2 make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise or influence in any manner whatsoever any person with respect to the voting of any securities of KalVista, or seek the consent of any person with respect to any securities or interests of KalVista;
12.3 form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of KalVista or otherwise in connection with any of the actions prohibited by this Section 12;
12.4 make any public announcement with respect to, or solicit or submit a proposal for, or offer of, any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or other similar extraordinary transaction involving, KalVista or its securities or interests, except a nonpublic proposal to KalVista’s board of directors that would not require KalVista or any other person to make any public announcement or other disclosure with respect thereto;
12.5 otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of KalVista or nominate any person as a director, or convene a meeting of the shareholders of KalVista or propose any matter to be voted upon by the shareholders of KalVista;
12.6 make any request or proposal to amend, waive or terminate any provision of this Section 12 (except as permitted under Section 12.4), or contest the validity or enforceability of this Agreement;
12.7 announce an intention to do, or enter into any arrangement or understanding or discussions with any other person(s) to do, any of the actions restricted or prohibited by this Section 12; or
12.8 take any action that could result in KalVista having to make a public announcement regarding any of the matters referred to in this Section 12.

Notwithstanding the foregoing restrictions in this Section 12, the Standstill Period shall terminate (A) immediately following KalVista publicly announcing the execution of a definitive agreement contemplating a transaction pursuant to which KalVista’s stockholders immediately prior to the transaction will own less than 50% of the voting securities of the surviving parent entity immediately following the transaction or (B) ten (10) business days following the commencement by any person of a cash tender or exchange offer seeking to acquire beneficial ownership of more than 50% of KalVista’s outstanding voting securities unless KalVista’s board of directors publicly recommends KalVista’s stockholders reject such tender offer. In the event that the limitations in this Section 12 expire or terminate, no other restrictions of the Agreement will be interpreted to prevent Chiesi (a) from using the Confidential Information to formulate a proposal for a business combination transaction with respect to KalVista or (b) from publicly disclosing the history of negotiations between the parties to the extent necessary to comply with federal securities law disclosure obligations.
Chiesi represents and warrants to KalVista that, as of the Amendment Effective Date, it, together with its Affiliates, does not own (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any securities or indebtedness of KalVista (including its common stock) or Derivative Securities.
(b) The Agreement is hereby amended to add a new Section 13, which shall read in its entirety as follows:
13. Non Solicit. Chiesi agrees that, for a period of 12 months from the date of the Amendment Effective Date, neither Chiesi nor any of its Representatives acting on its behalf shall solicit for employment or hire any employee of KalVista who becomes known to Chiesi or its Representatives in connection with Chiesi’s evaluation of a potential negotiated transaction, without KalVista’s prior written consent; provided, however, that the foregoing shall not prohibit any general advertisement or general solicitation that is not specifically targeted at such persons.
(c) Section 7 of the Agreement is hereby amended and restated in its entirety as follows:
7. Term. The term of this Agreement will be for one (1) year from the Amendment Effective Date (as defined in the First Amendment to the Mutual Confidentiality Agreement, dated as of the date of the last signature thereto); provided that the non-use and confidentiality obligations set forth in Sections 2 (Confidentiality Obligations), 3 (Exceptions) and 4 (Required Disclosures) will survive any expiration or termination of this Agreement for a period of five (5) years from the Amendment Effective Date and that the following provisions will survive any expiration or termination of this Agreement: 1 (Definitions); 5 (Return of Confidential Information); 6 (Ownership); 8 (Remedy); 9 (Governing Law; Dispute Resolution); and 11 (Miscellaneous).
2. Miscellaneous. The terms of the Agreement not specifically modified by this Amendment shall remain in full force and effect and shall not be construed to have been modified, waived, discharged or otherwise altered by this Amendment. The headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but such counterparts shall together constitute one and the same agreement.
[SIGNATURES ON FOLLOWING PAGE]

Signed by the Parties or their duly authorized representative on the date of this Amendment.

KalVista Pharmaceuticals, Inc.		Chiesi Farmaceutici S.p.A.

/s/ Benjamin L. Palleiko		/s/ Stefano Cottignoli
Name:	Benjamin L. Palleiko	Name:	Stefano Cottignoli
Title:	Chief Executive Officer	Title:	SVP, Head of Global Business and Corporate Development
Date:	February 27, 2026	Date:	February 27, 2026

[Signature Page to First Amendment to Mutual Confidentiality Agreement]
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